Exhibit 99.1
News Release

Contacts:
First Solar, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer	Investor Relations
(602) 414-9315	(212) 766 -1800
investor@firstsolar.com	investor@firstsolar.com
FOR IMMEDIATE RELEASE
First Solar, Inc. Announces 2007 First Quarter Financial Results
•	First quarter revenues of $66.9 million

•	First quarter net income of $5.0 million
PHOENIX, AZ — May 3, 2007 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the first quarter ended March 31, 2007. Quarterly revenues were $66.9 million, up from $52.7 million in the fourth quarter of fiscal 2006 and up from $13.6 million in the first quarter of fiscal 2006.
Net income for the first quarter of fiscal 2007 was $5.0 million or $0.07 per share on a fully diluted basis, compared to net income of $8.0 million or $0.11 per share on a fully diluted pro-forma basis for the fourth quarter of fiscal 2006 and a net loss of $5.9 million for the first quarter of fiscal 2006 or $(0.08) per share on a fully diluted pro-forma basis.
Pro-forma earnings per share for the three months ended December 30, 2006 and April 1, 2006 have been adjusted to give effect to the Company’s equity offerings during 2006, including its initial public offering, as if each occurred on January 1, 2006. The Company believes the pro-forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.
On a GAAP fully diluted basis, net income for the first quarter of fiscal 2007 was $0.07 per share, compared to $0.12 per share for the fourth quarter of fiscal 2006. Net loss for the first quarter of 2006 was $(0.12) per share on a GAAP fully diluted basis.
“During the first quarter we benefited from continued solid execution providing for both sequential revenue and throughput growth, while readying ourselves for the production ramp at our German plant”, said Mike Ahearn, Chief Executive Officer of First Solar.

First Solar will discuss these results and expected results for fiscal 2007 in a conference call scheduled for today at 4:30 p.m. EDT. To participate in the conference call, please dial (800) 817-4887 or (913) 981-4913. Investors may also access a live audio web cast of this conference call on the Investors section of the Company’s website at http://www.firstsolar.com. A replay of the web cast will be available approximately two hours after the conclusion of the call and remain available for three months. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, May 8, 2007 at 12:00 a.m EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering access ID number 9848426.
About First Solar:
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions, and peak time grid constraints.
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The First Solar, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=3052
For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Net sales	$66,949	$13,624
Cost of sales	36,907	10,352

Gross profit	30,042	3,272

Operating expenses:
Research and development	3,058	1,519
Selling, general, and administrative	13,690	5,872
Production start-up	8,474	2,579

	25,222	9,970

Operating income (loss)	4,820	(6,698)

Foreign currency gain (loss)	(270)	900
Interest expense	(201)	(423)
Other income (expense), net	3,960	349

Income (loss) before income taxes	8,309	(5,872)
Income tax expense	3,281	23

Net income (loss)	$5,028	$(5,895)

Net income (loss) per share
Basic	$0.07	$(0.12)
Diluted	$0.07	$(0.12)

Weighted-average shares used to compute net income (loss) per share
Basic	72,347	50,777

Diluted	75,392	50,777

CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)
(Unaudited)

	March 31,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$325,012	$308,092
Short-term investments	326	323
Accounts receivable, net	7,844	27,966
Inventories	15,023	16,510
Economic development funding receivable	34,947	27,515
Prepaid expenses and other current assets	4,337	8,116

Total current assets	387,489	388,522
Property and equipment, net	220,918	178,868
Restricted investments	8,313	8,224
Other noncurrent assets	2,043	2,896

Total assets	$618,763	$578,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$20,556	$16,339
Current portion of long-term debt	3,319	3,311
Accounts payable and accrued expenses	44,319	32,083
Other current liabilities	—	340

Total current liabilities	68,194	52,073
Accrued recycling	4,989	3,724
Long-term debt	71,955	61,047
Other noncurrent liabilities	310	—

Total liabilities	145,448	116,844

Employee stock options on redeemable shares	91,097	50,226

Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 72,364,135 shares issued and outstanding at March 31, 2007	72	72
Additional paid in capital	521,375	555,749
Accumulated deficit	(140,431)	(145,403)
Accumulated other comprehensive income	1,202	1,022

Total stockholders’ equity	382,218	411,440

Total liabilities and stockholders’ equity	$618,763	$578,510

FIRST SOLAR, INC.
PRO-FORMA vs. GAAP EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)
A reconciliation of the denominator used in calculating pro-forma fully diluted earnings per share is as follows:

	Three Months Ended
	April 1,	December 30,	March 31,
	2006	2006	2007
Net income (loss)	$(5,895)	$8,038	$5,028

Weighted-average shares outstanding, diluted as reported	50,777	66,324	75,392
Adjustment to reflect the IPO shares and other equity offerings as if they had been outstanding since the beginning of 2006	24,161	8,363	—
Pro-forma weighted-average shares outstanding, diluted	74,938	74,687	75,392

Net income per share diluted as reported	$(0.12)	$0.12	$0.07

Net income per share diluted pro-forma	$(0.08)	$0.11	$0.07